                                                                    EXHIBIT 99.1


[NABI logo]

Contact:
Mark Soufleris
Vice President, Investor & Public Relations
(561) 989-5800

FOR IMMEDIATE RELEASE


                 NABI BIOPHARMACEUTICALS ANNOUNCES $32.9 MILLION
                       PRIVATE PLACEMENT OF COMMON STOCK


BOCA RATON, FLORIDA, JULY 14, 2003 - Nabi Biopharmaceuticals (Nasdaq: NABI) announced today it has completed a private placement of 5,477,000 shares of its common stock to selected new and current institutional investors. Gross proceeds to the company will be $32.9 million. The company will use the net proceeds from the offering for its acquisition of PhosLo(R) (Calcium Acetate). Lehman Brothers Inc. served as the exclusive placement agent for this transaction.

"We expect to complete several important strategic advances this year including the acquisition of PhosLo and the initiation of the confirmatory Phase III trial of StaphVAX(R)," said Thomas H. McLain, Nabi Biopharmaceuticals' chief executive officer and president. "Our strategy continues to focus on funding our investments in R&D and manufacturing with the cash earned on our product sales. The funds raised through this private placement help assure we can achieve our important business and strategic objectives."

The company will be filing a registration statement for purposes of registering the shares of common stock issued in the private placement for resale.


ABOUT NABI BIOPHARMACEUTICALS

Nabi Biopharmaceuticals discovers, develops, manufactures and markets products that power the immune system to help people with serious, unmet medical needs. The company has a broad product portfolio and significant research capabilities focused on developing and commercializing novel vaccines and antibody-based therapies that prevent and treat infectious, autoimmune and addictive diseases, such as STAPHYLOCOCCUS AUREUS and hepatitis infections, immune thrombocytopenia purpura ("ITP"), and nicotine addiction. Nabi Biopharmaceuticals has several products in clinical trials, as well as four marketed products, including Nabi-HB(R) [Hepatitis B Immune Globulin (Human)], for the prevention of hepatitis B infections and WinRho SDF(R) [Rho (D) Immune Globulin Intravenous (Human)], for the treatment of acute, chronic and HIV-related ITP. The company is headquartered in Boca Raton, Florida, with principal R&D offices and laboratories in Rockville, Maryland. Additional information about Nabi Biopharmaceuticals may be obtained on the company's web site at www.nabi.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT THE COMPANY'S CURRENT EXPECTATIONS REGARDING FUTURE EVENTS. ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, RISKS RELATING TO THE COSTS OF RESEARCH AND DEVELOPMENT; THE COMPANY'S DEPENDENCE UPON THIRD PARTIES TO MANUFACTURE ITS PRODUCTS; THE IMPACT OF CURRENT INDUSTRY SUPPLY AND DEMAND FACTORS ON THE COMPANY AND ITS PRODUCTS; THE ABILITY OF THE COMPANY TO MEET ITS CONTRACTUAL OBLIGATIONS; THE FUTURE SALES GROWTH PROSPECTS FOR THE COMPANY'S BIOPHARMACEUTICAL PRODUCTS; AND THE LIKELIHOOD THAT ANY PRODUCT IN THE COMPANY'S RESEARCH PIPELINE CAN RECEIVE REGULATORY APPROVAL IN THE U.S. OR ABROAD OR BE SUCCESSFULLY DEVELOPED, MANUFACTURED AND MARKETED. THESE FACTORS ARE MORE FULLY DISCUSSED IN THE COMPANY'S MOST RECENT FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY SUBSEQUENT FILINGS.


                                       ###